Exhibit 10.5

Restricted Stock Unit Award Agreement
Non-Employee Director Award

Throughout this Award Agreement we sometimes refer to Sprint Corporation as “we” or “us” and to participants as “you.”

1. Award of Restricted Stock Units
The Board of Directors of Sprint Corporation has granted you an Award of ________ Restricted Stock Units (the “RSUs”) under the terms of the Sprint Corporation 2015 Omnibus Incentive Plan (the “Plan”) as of ____________ (the “Date of Grant”). Subject to the restrictions and conditions of the Plan and this Award Agreement, each RSU represents the right for you to receive from us one share of our Common Stock on the Vesting Date and gives you the right to dividend equivalents as described in paragraph 5 below. Your right to receive shares of Common Stock under the RSUs is a contractual right between you and us and does not give you a preferred claim to any particular assets or shares of Sprint.

2. Restriction Period
Your RSUs vest 100 percent on (1) the earlier of the first Annual Meeting of Shareholders after the Date of Grant or the first anniversary of the Date of Grant, or (2) the date described in paragraph 4 below, conditioned upon you continuously serving on our Board of Directors through such date (the “Vesting Date”). RSUs that are subject to forfeiture on your termination of service as a Director are called “unvested RSUs,” and RSUs no longer subject to forfeiture or restrictions on transfer are called “vested RSUs.”

3. Forfeiture of RSUs
You will forfeit unvested RSUs as of the date your Board service with Sprint ends for any reason (unless vesting of your RSUs accelerates under paragraph 4).

4. Acceleration of Vesting
Unvested RSUs may become vested RSUs before the time at which they would normally become vested by the passage of time - that is, the vesting of RSUs may accelerate. Accelerated vesting of your RSUs will occur on your Separation from Service with the Board because of your death, Disability; or involuntary Separation from Service with the Board following a Change in Control of the Corporation.

5. Dividend Equivalents
If cash dividends are paid on the Common Stock underlying your RSUs, and you hold the RSUs on the dividend record date, the RSUs will accrue additional RSUs equal to the number of whole shares of the underlying Common Stock the dividend would buy at the Market Value Per Share of the Common Stock on the dividend payment date. These additional RSUs are subject to the vesting provisions with respect to, and delivery at the same time as the shares underlying, the original RSUs.

If non-cash dividends are paid on the Common Stock underlying your RSUs, and you hold the RSUs on the dividend record date, the Compensation Committee, in its sole discretion, may (1) adjust your RSUs as described in paragraph 9 of this Award Agreement, or (2) provide for distribution of the property distributed in the non-cash dividend. The additional RSUs or property distributed is subject to vesting provisions with respect to, and delivery at the same time as the shares underlying, the original RSUs.

6. Delivery
We will distribute the Common Stock underlying the RSUs to you as of the Vesting Date or such later date as you elected in accordance with rules of the Compensation Committee and in compliance with Section 409A of the Internal Revenue Code (“Delivery Date”). We will distribute the Common Stock underlying the RSUs, and cash from prior dividend equivalents not used to accrue additional RSUs, as soon as practicable after the Delivery Date, but in no event later than 60 days after the Delivery Date.

7. Transfer of RSUs and Designation of Beneficiaries
Your RSUs represent a contract between Sprint and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

8. Plan Terms
All capitalized terms used in this Award Agreement have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. A copy of the Plan will be furnished upon request.

9. Adjustment
In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Internal Revenue Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding awards and any other adjustments as the Board deems appropriate.

10. Amendment
This Award Agreement is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Award Agreement may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent.

11. Data Privacy
By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

12. Governing Law
This Award Agreement will be governed by the laws of the State of Delaware. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

13. Severability
The various provisions of this Award Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

14. Entire Agreement
This Award Agreement contains the entire understanding of the parties. This Award Agreement may not be modified or amended except in writing duly signed by the parties, except that we may adopt a modification or amendment to the Award Agreement that is not materially adverse to you. Any waiver or any right or failure to perform under this Award Agreement must be in writing signed by the party granting the waiver and will not be deemed a waiver of any subsequent failure to perform.

Sprint Corporation

By: ____________________

_______________________
[Director]

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933